UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 21, 2011

E-WASTE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

1945 Judwick Drive, Columbus, Ohio, 43229, telephone 614-506-5592 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 21, 2011, E-Waste Systems, Inc., a Nevada corporation (the “Company”) entered into a stock  purchase agreement (the “Agreement”) with Ikaria Holdings, LLC, an Ohio Limited Liability Company (the “Seller”) and George Pardos, an individual resident of the State of Ohio, a sole shareholder of the Seller (“Pardos”).  Pursuant to the Agreement, the Company will acquire from the Seller all of the issued and outstanding capital stock (the “Purchased Stock”) of Tech Disposal, Inc. (“TDI”), an Ohio Corporation, upon the terms and conditions set forth in the Agreement (the “Transaction”). All of the capital stock of TDI is currently owned by the Seller.  The aggregate purchase price for the Purchased Stock (the “Purchase Price”) will consist of an initial payment (the “Initial Payment”) payable on the closing date (“Closing Date”)  and a subsequent earn out amount (the “Earnout Payment”). The Initial Payment consists of $100,000 payable in shares of Company’s Common Stock, to be priced at $0.50 per share, plus $40,000 payable in Company’s Series A Preferred Stock, which the Board of Directors of the Company has the authority under the Company’s Articles of Incorporation to provide by resolution the designations, preferences, and rights of the Company’s Preferred Stock. The Board of Directors of the Company has not yet taken any action to provide the designations, preferences, and rights of the Series A Preferred Stock and in the event that the Board of Directors has not taken such action on or before the Closing Date, any such shares of Series A Stock shall be issued to the Seller as soon as possible after the Closing Date.  The Earnout Payment, if any, is payable after the first anniversary of the Closing Date  and is equal to TDI’s EBITDA for the first year after the Closing Date multiplied by four and one-half (4.5) plus the Net Working Capital, less the amount of the Initial Payment; provided, however, that in no event will the Earnout Payment exceed Two Million Dollars ($2,000,000). The Earnout Payment will be allocated among Company’s Series A Preferred Stock and Company’s Common Stock in such a manner as to cause Company’s Series A Preferred Stock issued to the Seller on account of the Earnout Payment to represent and not exceed ten percent (10%) of the total Purchase Price for the Purchased Stock. However, the ratio of the Buyer's Common Stock and Series A Preferred Stock paid out as part of the Initial Payment will remain the same regardless of the Earnout Amount.

The Agreement includes customary recitals and the representations, warranties, indemnities, covenants, agreements and conditions of the parties.

The closing of the Transaction is subject to certain conditions, including, but not limited to: Seller, Pardos and the Company performing their obligations and covenants under the Agreement; the Company completing its due diligence process of TDI and leased real estate; no material adverse change occurring to TDI business; TDI continuing to operate its business in the ordinary course; the auditors of TDI completing the audit of the financial statements for the year ended December 31, 2009 and 2010; and other closing conditions.  The Transaction is expected to close on or before September 30, 2011, but we can give you no assurance that the closing conditions or other conditions will ever be satisfied to allow us to close the Transaction.

The Agreement contains certain termination rights, including the right of the Seller and Pardos to terminate the Agreement if the closing has not occurred by November 30, 2011 (as long as Seller and Pardos have performed their obligations under the Agreement), and the right of either party to terminate the Agreement upon a material misrepresentation or breach by the other party.  The Agreement may also be terminated upon mutual written consent of the parties.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.

On September 26, 2011, the Company issued a press release announcing the signing of the Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

TDI  is a  Columbus, Ohio based company engaged in the business of recycling and providing asset recovery and other end-of-life services for a range of electronics including copiers, printers, computers, monitors and other communications products.

Item 9.01 Financial Statements and Exhibits.

 (d)

Exhibits

Exhibit No.	Description
10.1	The Stock Purchase Agreement, dated September 21, 2011 by and among E-Waste Systems, Inc., on the one hand, and Ikaria Holdings, LLC, and George Pardos, on the other hand.
99.1	Press Release Issued by E-Waste Systems, Inc. on September 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-Waste Systems, Inc.

 /s/ Martin Nielson

Martin Nielson

Chief Executive Officer

Date:    September 27, 2011